Exhibit 99.1

Contact: Richard T. Haston	For Immediate Release
662-324-4258

CADENCE FINANCIAL CORPORATION AMENDS MERGER

AGREEMENT WITH SEASONS BANCSHARES, INC.

STARKVILLE, Miss. (September 22, 2006) — Cadence Financial Corporation (“Cadence”) (AMEX:NBY) announced today that it had entered into an Amended and Restated Agreement and Plan of Merger with Seasons Bancshares, Inc (“Seasons”), the holding company for Seasons Bank, a commercial bank headquartered in Blairsville, Georgia. The new agreement provides for a reduced acquisition value of $16.94 million, or $15.00 per fully diluted share, which will be paid all in cash rather than a combination of cash and stock as the original terms provided. As a result of the renegotiated agreement, Seasons has canceled the Special Meeting of its shareholders scheduled to be held on September 26, 2006. Seasons has announced it will reschedule its Special Meeting to approve the proposed acquisition of Seasons by Cadence under the revised terms and send a new proxy statement to its shareholders.

About Cadence Financial Corporation

Cadence Financial Corporation is a financial holding company providing full financial services, including banking, trust services, mortgage services, insurance and investment products in Mississippi, Tennessee, Alabama and Florida. Cadence’s stock is listed on the American Stock Exchange under the ticker symbol of NBY.

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